Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Global Aviation Holdings Inc. Amended and Restated 2009 Long-Term Incentive Plan and the Global Aviation Holdings Inc. 2009 Long-Term Incentive Plan for Non-Employee Directors of our report dated June 25, 2010 (except for Note 18, as to which the date is October 1, 2010), with respect to the consolidated financial statements of Global Aviation Holdings Inc. included in its Prospectus filed under Rule 424(b)(3) on November 10, 2010 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Atlanta, Georgia
December 1, 2010